Exhibit 23.6
Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-4 and related Preliminary Prospectus of HRG Group, Inc. for the registration of $260,000,000 7.875% Senior Notes due 2019 and $140,000,000 7.750% Senior Notes due 2022 and to the incorporation by reference therein of our report dated April 17, 2015, with respect to the consolidated financial statements of Armored AutoGroup Parent, Inc. as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014 included in Exhibit 99.1 to HRG Group, Inc.’s Current Report on Form 8-K dated May 11, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Stamford, Connecticut
January 15, 2016